EXHIBIT 10.1

LETTER OF EXTENSION

This letter will serve to extend the payment schedule as outlined in the agreement between Golden Phoenix and William and Candida Schnack dated May 6th, 2005.

Paragraph 7 of the Golden Phoenix/Schnack agreement reads as follows:

The advance amount ($1,000,000) and premium payment ($2,000,000) will be paid in monthly installments as follows:

a)	15% of gross molybdenum concentrates sales produced from the Ashdown Mine on the first of every month starting when production begins.
b)

Beginning October 1, 2005, a minimum payment of $500,000 or 15% of the gross, whichever is greater is due and payable on the first of every month thereafter until both the advance and premium are retired in full.

c)	The final payment will be due and payable February 1, 2006.

Golden Phoenix and William and Candida Schnack at this time wish to change the agreement to read the following:

The advance amount ($1,000,000) and premium payment ($2,000,000) will be paid in monthly installments as follows:

a) 15% of gross molybdenum concentrates sales produced from the Ashdown Mine on the first of every month within 30 days of when production begins.

b) A minimum payment of $500,000 or 15% of the gross, whichever is greater is due and payable on the first of every month thereafter until both the advance and premium are retired in full.

c) The first initial minimum payment shall be due no later than February 1st, 2006 and the final payment will be due and payable May 1st, 2006.

The parties have read, understood and agree to the terms of this Extension.

/s/ Kenneth S. Ripley	Dated 11/04/05

Golden Phoenix Minerals, Inc.

Kenneth S. Ripley CEO

/s/ William D. Schnack	Dated 11/04/05

William D. Schnack

/s/ Candida Schnack	Dated 11/04/05

Candida Schnack